Exhibit (i)



BELL, BOYD & LLOYD LLC                       THREE FIRST NATIONAL PLAZA
                                             70 WEST MADISON STREET, SUITE 3300
                                             CHICAGO, ILLINOIS 60602-4207
                                             312 372-1121 FAX 312 372-2098

                                             OFFICES IN CHICAGO
                                             AND WASHINGTON, D.C.



                                 August 14, 2001



Harris Insight Funds Trust
3200 Horizon Drive
King of Prussia, PA  19406

Ladies and Gentlemen:

         We have acted as counsel for Harris Insight Funds Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of Class B shares of beneficial interest of the series designated Harris Insight Balanced Fund, Harris Insight Index Fund, Harris Insight Equity Income Fund, Harris Insight Equity Fund, Harris Insight Core Equity Fund (formerly Harris Insight Growth Fund), Harris Insight Small-Cap Value Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight International Fund, Harris Insight Large Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund, Harris Insight Emerging Markets Fund, Harris Insight Technology Fund, Harris Insight Tax-Exempt Bond Fund, Harris Insight Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Short/Intermediate Bond Fund, Harris Insight Intermediate Tax-Exempt Bond Fund and Harris Insight Money Market Fund (the "B Shares") in the Trust's registration statement no. 33-64915 on Form N-1A, as amended by post-effective amendment no. 24 thereto (the "Registration Statement").

         In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the amended and restated agreement and declaration of trust of the Trust, as amended (the "Trust Agreement"), the bylaws of the Trust, a copy, as filed with the Secretary of the Commonwealth of Massachusetts, of Amendment No. 2 dated August 6, 2001 to Establishment and Designation of Series and Classes of Shares dated December 5, 2000 (the "Designation"), establishing and designating Class B shares of the Funds, and actions of the board of trustees of the Trust (the "Trustees") authorizing the issuance of the B Shares and the Registration Statement.

         For this purpose, we have assumed that, upon the sale of B Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of such B Shares.

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         Based on such examination, we are of the opinion that, upon the issuance and delivery of the B Shares in accordance with the Trust Agreement and the Designation and the receipt by the Trust of the authorized consideration therefor, the B Shares so issued will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (each, a "Series"). However, the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and any Series and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or the Trustees. The Trust Agreement provides for indemnification out of the property of a Series for all loss and expense of any shareholder of a Series held personally liable for the obligations of the Trust or a Series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which a Series itself would be unable to meet its obligations.

         In giving this opinion, we have relied upon opinions of Bingham Dana LLP dated August 14, 2001 and April 27, 2001.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                       Very truly yours,

                                       /s/ Bell, Boyd & Lloyd LLC